CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated November 24, 2014 on the financial statements and financial highlights of AIT Global Emerging Markets Opportunity Fund in Post-Effective Amendment Number 30 to the Registration Statement (Form N-1A, No. 333-173080), included in the Annual Report to Shareholders for the fiscal year ended September 30, 2014, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Columbus, Ohio

January 27, 2015